Filed Pursuant to Rules 424(b)(3) and 424(c)

Registration Number: 333-152710

PROSPECTUS SUPPLEMENT #29

(to prospectus dated August 1, 2008 and to

prospectus supplements #1 through #28 dated

respectively, November 20, 2008, December 8, 2008,

February 11, 18 and 27, 2009, May 7 and 13, 2009,

June 2 and 5, 2009, July 31, 2009, September 15 and 17, 2009,

October 1 and 30, 2009, November 13 and 20, 2009,

December 2 and 18, 2009, February 5 and 24, 2010,

March 1, 5, 16 and 24, 2010, May 7 and 14, 2010 and

June 1 and 17, 2010)

10,000,000 SHARES OF COMMON STOCK

This document supplements the prospectus dated August 1, 2008 relating to the registration of our common stock under our Registration Statement on Form S-4 (SEC Registration No. 333-152710), as amended by previous prospectus supplements. This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplements the information set forth under the heading “Resales of Shares” in the prospectus dated August 1, 2008, as amended to date.

This prospectus supplement relates to 173,268 shares of our common stock issued as part of the purchase price we paid in connection with the acquisition of substantially all of the insurance brokerage business of (i) Northern Michigan Insurance Agency, Inc. and (ii) Benefits Unlimited, Inc. on July 30, 2010. You should read this supplement in conjunction with the prospectus and subsequent supplements.

On July 30, 2010, we entered into separate purchase agreements with Northern Michigan Insurance Agency, Inc. and Benefits Unlimited, Inc. to acquire substantially all of their respective assets. Northern Michigan Insurance Agency, Inc. operates an insurance brokerage business located in Sault Ste. Marie, Michigan. Pursuant to the terms of the purchase agreement with Northern Michigan Insurance Agency, Inc., we agreed to pay consideration consisting of 74,258 shares of our common stock, a closing cash payment of $624,985.50, and additional amounts to be paid in the future in cash and/or shares of our common stock upon the satisfaction of certain financial performance milestones described in the purchase agreement. Benefits Unlimited, Inc. operates an insurance brokerage business located in Sugar Land, Texas. Pursuant to the terms of the purchase agreement with Benefits Unlimited, Inc., we agreed to pay consideration consisting of 99,010 shares of our common stock, a closing cash payment of $1,499,997.50, and additional amounts to be paid in the future in cash and/or shares of our common stock upon the satisfaction of certain financial performance milestones described in the purchase agreement. We entered into these transactions as part of our ongoing program to grow the company through acquisitions that expand our talent pool, enhance our geographic presence and service capabilities, and/or broaden and further diversify our business mix. We intend to account for each of these acquisition as a business combination.

Investing in our common stock involves a high degree of risk. See “Risk Factors,” on page 4 of the prospectus dated August 1, 2008, and those risk factors contained in the documents we incorporate by reference into such prospectus, to learn about factors you should consider before buying shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE

SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES

OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY

REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement is dated July 30, 2010.